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                                                                  Exhibit 99.2

                                    DISTRIBUTORSHIP AGREEMENT


         This Agreement made this 4th day of April,   1995.


  BETWEEN:

                    TASTY FRIES, INC.
                    650 Sentry Parkway, Suite One
                    Blue Bell, PA, U.S.A, 19422

                    (hereinafter referred to as "TFI")

  AND:

                   CANADIAN TASTY FRIES, INC.
                   #8 West Dry Creek Circle, Suite #110
                   Littleton, CO, U.S.A. 80120

                   (hereinafter referred to as "Distributor")


         WITNESSETH:

        WHEREAS, TFI owns rights to manufacture, distribute and sell a fully automated french fry vending machine;

        WHEREAS, TFI is the owner of a distinctive type of marketing, preparation and vending machine sale of TFI french fry food products; and;

        WHEREAS, TFI has developed and adopted for its own use and for the use of its Distributors a unique system of TFI product preparation and vending machine sale, consisting in part of the unique french fry vending machines, distinctive advertising, signs, food presentation and formula secret recipes (collectively the "Products"); and

        WHEREAS, in addition to valuable goodwill, TFI owns the valuable trade name and design of TFI in addition to various patents, trademarks, service marks, copyrights, tradenames, slogans, designs, insignia, emblems, symbols, package designs, logos and other proprietary characteristics (collectively, the "TFI Marks") used in relation to and in connection with the Products; and

        WHEREAS, Distributor wishes, upon the terms and conditions hereinafter set forth, to enter into the business of distributing TFI Products on an exclusive basis in the Territory herein defined and more particularly described in Schedule "A" attached hereto and forming part of this Agreement (the "Territory") and to benefit from the expertise of TFI in its field; and

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        WHEREAS, TFI is willing to permit Distributor to use TFI Marks as aforesaid together with the retail sale of TFI French Fry Vending Machine and it products upon the terms and conditions hereinafter set forth; and

        WHEREAS, TFI is willing to permit Distributor to register the TFI Marks to secure their exclusive use in that Territory.

        NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and promises herein expressed for other good and valuable consideration, receipt whereof is hereby acknowledged, do hereby agree as follows:

                                    ARTICLE I
                            DISTRIBUTORSHIP AGREEMENT

A. Subject to the provisions of this Agreement and the performance of its covenants and obligations, TFI hereby grants Distributor an exclusive right and license to distribute all present and future TFI Products and to use the TFI Marks in the retail sale thereof within the territorial boundaries set forth as described in Schedule "A" attached hereto (the "Territory") for a term of ten
(10) years.


        The parties specifically acknowledge and agree that the restriction of operation to the Territory identified herein is an essential and indispensable term of this Agreement.

                    DISTRIBUTOR'S SPECIFIC TERRITORIAL RIGHTS

1. The Distributor shall have the exclusive right in its Territory to sell the TFI French Fry Vending Machine and TFI attendant Products to all users in the Territory.

2. The Distributor shall have the right to subdivide its Territory as Distributor in its sole discretion sees fit and to grant additional distributorships for these subdivided areas on similar terms as contained in this Agreement and all compensation for said additional distributorships shall be for the benefit of Distributor without any fee, royalty or deduction to be paid to TFI.

                                   ARTICLE II
                               OBLIGATIONS OF TFI

        TFI agrees to assist Distributor in distributing Products by way of retail sale in the following manner:

A. TFI will conduct, at no charge, certain sales and maintenance training programs in its headquarters training school which Distributor and one key employee may attend and up to two individuals from each additional distributorship granted by Distributor in its Territory may attend.

B. TFI agrees to provide to Distributor, as it is available from time to time, exchange of information relating to the Products and additional types of products as may be authorized by TFI from time to time for sale pursuant to this Agreement, and which, when authorized, will also

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constitute "Products" for all purposes herein, at such times and in such detail as TFI shall deem appropriate.

C. TFI will take all steps necessary to ensure the Products meet the standards of the Territory for import and resale therein and if necessary will license the Products in the Territory for that purpose.

                                   ARTICLE III
                            CONFIDENTIAL INFORMATION

A. The parties hereto covenant and agree that any Confidential Information disclosed to the Distributor relating directly or indirectly to the vending machines and their component parts of the ingredients, preparation or sale of any of the Products will remain the property of TFI at all times and will, if disclosed in any tangible format, be returned to TFI upon demand and, in any event, UPON TERMINATION OF THIS AGREEMENT.

B. It is expressly understood and agreed by Distributor that the Confidential Information described above constitutes highly confidential trade secrets and Distributor agrees that neither he nor any of his employees will reveal or reproduce any of such Confidential Information except as is necessary to describe the operations to employees and staff and additional distributors within the Territory so they can safely use the vending machines and Products. Such employees, staff and additional Distributors shall be required to execute appropriate confidentiality agreements.

                                   ARTICLE IV
                             STANDARDS OF OPERATION
                             AND SUPERVISION BY TFI

A. Distributor agrees to conduct its business in a manner consistent with the standards set forth in this Agreement. It is understood that these standards may change from time to time, and are in addition to and not in substitution for any standard as set forth in this Agreement.

B. In order to preserve the value and goodwill of TFI and related goodwill of other TFI Distributors and to promote the purpose of this Agreement, the parties hereto agree as follows:

        1. Distributor will use and distribute the Products as herein contemplated strictly in accordance with the terms of this Agreement.

        2. Unless approved in writing by TFI, Distributor will not develop, produce, sell, advertise for sale or give away any products under the TFI Marks which might reasonably compete with the Products and all food Products WILL be prepared in accordance with the specific formulas or utilizing the ingredients purchased from or specified by TFI.

        3. TFI may from time to time offer guidance to Distributor relative to retail prices for Products offered for retail sale that in TFI's judgment constitute good business practice.

        4. Distributor will use its best efforts to see it that its customers maintain suitable signs (which signs shall be approved by TFI), at, on or near the front of any premises within


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        which its french fry vending machines are located, describing the premises having Products available for retail sale.

                Any translation from the English language or deviation from TFI approved designs contained in such sign shall required the prior written approval of TFI.

        5. It is the Distributor's responsibility to ensure that all food products sold by Distributor hereunder will be of the highest and safest quality, and the service relating to any such sale hereunder will comply with the instructions and standards provided by TFI in preparing the food Products, or with any other further written requirements of TFI as they are communicated to Distributor from time to time.

        6. It is the Distributor's responsibility to ensure that it will maintain all french fry vending machines by which its business is conducted in conformity with the high quality, style and cleanliness required of similar french fry vending machines now operated in connection with the TFI Marks, component parts, equipment and signs. Distributor shall see that its customers comply with all applicable ordinances, health and safety regulations, laws and statutes governing the operation of such premises and the sale of products, including all criminal and quasi-criminal laws and regulations.

C. TFI or TFI's supervisory personnel shall have the right to enter upon any premises in which Distributor conducts its business at any reasonable time for the purposes of examining, conferring with Distributor's employees, inspecting and checking perishable and non-perishable food supplies, vending machines, and other equipment and in determining whether the distribution of Product is being conducted in accordance with the aforesaid standards and within the terms of this Agreement.

                                    ARTICLE V
                            COMMENCEMENT OF BUSINESS

A. Distributor agrees to obtain, prior to commencement of its distribution business, pursuant to this Agreement, all licenses, approvals, inspections, permits or any other certification which may be required by any competent public authority for the lawful operation of its business and to keep the same in good standing during the term hereof.

                                   ARTICLE VI
                     USE OF TFI NAME, MARKS AND ADVERTISING

A. During the term of this Agreement, and any renewals hereof, Distributor shall advertise sale of the Products under the trade name "Tasty Fries" and will diligently promote and make every reasonable effort to steadily increase sale of the Products by proper use of all advertising media.

B. No design, advertisement, sign or form of publicity, including form, color, number, location and size, shall be used by Distributor in connection with sale of the Products unless the same shall have been first submitted to TFI and approved in writing.

C. All printed materials, including, but not limited to, product carrying bags, product wrapping, cups, napkins, posters or other printed material used in connection with the distribution

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by retail sale of the Products shall bear TFI Marks as suggested by TFI, and such use will indicate that TFI Marks are registered Marks.

D. Distributor shall act prudently and in conformity with all laws, regulations, ordinances, or other requirements which may affect the utilization of the TFI Marks to ensure that the Marks are not jeopardized, diminished or damaged in any manner and Distributor agrees to indemnify and save harmless TFI for any damage or expense occasioned directly or indirectly by Distributor's improper use of said Marks.

E. Any contractual arrangement of any kind for advertising under the trade name "Tasty Fries" or utilizing the TFI Marks, entered into by Distributor shall expressly provide for termination with no greater than ten
(10) days written notice.

                                   ARTICLE VII
                                    TFI MARKS

A. TFI hereby grants to Distributor for the term of this Agreement the exclusive night to register the TFI Marks for use by the Distributor in the Territory but only in connection with the distribution of TFI Products which Distributor is permitted to sell hereunder, and the extent and manner of use of the TFI Marks shall be subject to TFI approval. The cost of such registration to be born by the Distributor.

B. TFI hereby agrees to provide all necessary consents and original artwork for the TFI Marks to assist the Distributor in the registration thereof in the Territory.

C. Upon registration of the TFI Marks by Distributor, Distributor shall be responsible for pursuing any counterfeiting or infringement of the TFI Marks which may come to Distributor's attention.

                                  ARTICLE VIII
                             UNIFORMITY OF PRODUCTS

A. Distributor agrees that all food Products offered for sale in the vending machines and paper goods, supplies and other materials utilized in connection with the food products shall be purchased directly from TFI or suppliers specified by TFI.

B. In order to establish uniformity of taste and quality of the Products, TFI has developed and will continue to develop recipes and formulas of ingredients, which ingredients will be made available to Distributor. Such Products will be purchased by Distributor at the prevailing prices from time to time, and will be utilized by Distributor exclusively as specified by TFI. TFI may from time to time agree with Distributor on an alternate supplier of Products, in which case, TFI shall be entitled to a reasonable royalty on any Products so produced to compensate TFI for loss of profit.

C. Distributor agrees that he will not offer any food product or utilize any paper goods, supplier or other materials, or any equipment, signage, display cases or other items under the TFI Marks which may compete with the Products and which are not purchased from TFI or any supplier that is not currently approved by TFI.

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D.      Should at any time TFI be unable to supply the Products to Distributor as contemplated in this Agreement and as required by Distributor to conduct its business, Distributor shall be entitled with the consent of TFI, such consent not to be unreasonably withheld, to arrange for its own alternate supply of the Products, in which case, TFI shall be entitled to a reasonably royalty on any Products so produced to compensate it for loss of profit.

                                   ARTICLE IX
                         FEES AND FINANCIAL OBLIGATIONS

A. In consideration of the right to distribute Products granted herein, and subject to TFI satisfying the requirements of Article 11 C. herein concerning acceptability of the Products for import and resale in the Territory and further subject to the Distributor being able to register the TFI Marks for exclusive use in the territory, Distributor shall purchase from TFI, and TFI supply to Distributor, a minimum number of french fry vending machines upon the terms and conditions set forth on Schedule "B" attached hereto and forming a part of this Agreement.

B. Unless otherwise specified herein, all amounts stated herein or payments to be made to TFI under this Agreement shall be in U.S. Dollars.

                                    ARTICLE X
                                   DISTRIBUTOR

A. Distributor acknowledges that the TFI Products are unique and distinctive and have been developed by TFI at great effort, time and expense; that Distributor has regular and continuing access to valuable and confidential information, training and trade secrets regarding the products; and that Distributor recognizes his obligation to fully develop its Territory for sales of the Products and accordingly agrees as follows:


        I. During the term of this Agreement and any renewal thereof, Distributor shall not, in any capacity whatsoever, either directly or indirectly, individually or as a member of any business organization, except with the prior written consent of TFI, engage in the sale of any french fries vending machine or supplies therefore, other than TFI's.

        2. During the terms of this Agreement, or upon expiration or termination of this Agreement, divulge any aspect of the Products whether expressly stated to be confidential or otherwise to any person.


                                   ARTICLE XI
                           TRANSFER OF WHOLE INTEREST

A. This Agreement shall enure to the benefit of the successors of TFI and may be so assigned at any time.

B. For purposes of clarity, the provisions of this Article XI apply solely to the transfer by Distributor or its personal representatives of the whole of the Distributor's interest in this Agreement and shall have no application to the granting of additional distributorships by


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Distributor for subdivided areas thin its Territory, as previously described in Article 11 paragraph 2.


C. TFI shall not unreasonably withhold its consent to any transfer or assignment which is subject to the restrictions of this Article, provided, however, that TFI shall not be required to give its consent unless, in addition to the requirements of Article IV hereof, the following conditions are met prior to the effective date of the assignment:


        1.      For all proposed transfers or assignments:

                (a) Distributor shall not be in default under any provision of the terms of this Agreement or any other agreement ancillary to this Agreement, and shall have continuously distributed products for a period of not less than three (3) months;

                (b) Distributor has executed a general release in a form prescribed by TFI of any and all claims against TFI;

                (c) The proposed assignee executes such other documents as TFI may require in order to assume all of the obligations of this Agreement, to the same extent, and with the same effect, as previously assumed by Distributor;

                (d) A transfer fee has bee paid to TFI in an amount equal to five percent (5%) of the aggregate cash or cash valued consideration paid by the assignee to assignor for the distribution rights, to defray its reasonable costs and expenses in connection with the transfer, including without limitation, the cost of legals and accounting fees, credit and investigation charges, evaluations, retraining and additional supervision. It is agreed that the original cost of the Territory will be deducted.

D. Upon the death or permanent incapacity of a Distributor the following shall apply:

        1. TFI shall have the right, within thirty (30) days of the date upon which TFI is notified of such death or incapacity (if consistent with applicable local laws) to purchase the interest or any part thereof for cash at the appraised value, such purchase to be completed within sixty (60) days.


        2.      If TFI declines to elect to purchase the interest, within thirty
        (30) days of the date upon which TFI is notified of such death or incapacity, the interest may be transferred within a further sixty (60) days by sale to a third party meeting TFI's then current criteria for new distributors, provided that the requirements of paragraph D of this Article are met. If a transfer to an approved transferee cannot be effected within a further one hundred and twenty (120) days, this Agreement shall terminate automatically.

        3. No sale or transfer of the interest shall be approved by TFI unless the incapacitated Distributor or personal representative has agreed to reimburse TFI for the reasonable costs and expenses it has incurred or may Incur in providing (at TFI's option) one or more interim Distributors to manage the business until a transfer of the interest is effected, if TFI


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        determines, in its discretion, that such supervision is necessary or desirable.

E. TFI's consent to a transfer of any interest subject to the restrictions of this Article shall not constitute a waiver by TFI of the right to distribute Products granted herein, nor shall it be deemed a waiver of TFI's right to demand exact compliance with any of the terms of this Agreement by the assignee. The document effecting the transfer or assignment of any interest subject to the restrictions of this Article shall specifically provide that Distributor's obligations hereunder shall continue in full force and effect notwithstanding any such disposition.

F. If Distributor has received and desires to accept any bona fide offer to purchase his or its distribution rights hereunder, Distributor or such person shall notify TFI in writing of the purchase price and terms of such offer, and TFI shall have the right and option (subject to any limitations of applicable local laws exercisable within thirty (30) days after receipt of such written notification), to send written notice to Distributor or such persons that TFI or its assignee intend to purchase Distributor's interest on the same terms and conditions offered by the third party.

        Any material change in the terms of any offer prior to closing shall result in a new notification as in the case of the initial offer. TFI's failure to exercise the option afforded by this paragraph F of this Article shall not constitute a waiver of any other provision of this Agreement, including any of the requirements of this Article with respect to the proposed transfer.

G. Provided always that TFI's consent shall be required, not to be unreasonably withheld, and no fee shall be chargeable in respect of a transfer to:

        (a)     a subsidiary or affiliate;

        (b) a corporate successor resulting from merger, amalgamation, consolidation or other corporate re-organization.

                                  ARTICLE XII
                                     DEFAULT

A. In addition to those events hereinbefore stated to be events of default, it is agreed that the rights granted to Distributor to this Agreement may be terminated forthwith with notice upon the happening of any one or more of the following events, except that TFI must be in compliance with the terms and conditions of this Distribution Agreement:

        I. If the Distributor fails to comply with any of the terms and conditions of this Distributorship Agreement and such failure to comply continues for a period of thirty (30) days after written notice thereof has been given to the Distributor.

        2. If the Distributor fails to comply with any of the terms and condition of any other agreements entered into pursuant to or collateral to this agreement and such failure to comply continues for a period of thirty (30) days after written notice thereof has been given to the Distributor.


        3. If the Distributor shall be adjudicated a bankrupt or become insolvent, or if a receiver or other person with like powers shall be appointed (whether temporary or permanent) to take charge of all or substantially all of the Distributor's assets, or if the


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        Distributor shall make a general assignment for the
        benefit of creditors or a proposal under the Bankruptcy Act (or any similar or successor Act), or commence any proceedings to wind-up, liquidate, or dissolve the Distributor's business.


        4. If the Distributor knowingly falsifies any statement or report furnished to TFI or otherwise deliberately provides false information to TFI; or if the Distributor is convinced of a felony or other crime or impairs the goodwill associated with the TFI Marks.

        5. If the Distributor does not order and complete the purchase of the french fry vending machines it is required to purchase pursuant to the terms of this Agreement in the manner and at the time therein specified or pay the cash payment required in lieu thereof as set out in Schedule B hereto.

        6. Distributor will pay all attorney's fees as between an attorney and his own client, accounting fees and court fees incurred by TFI in the event of a violation by Distributor of this Agreement.


        7. In case of a breach of the terms of this Agreement by Distributor, TFI shall, in addition to any other remedy it may have, and notwithstanding any other provision hereof, be entitled to an injunction restraining Distributor from committing or continuing to commit any breach of this Agreement, without showing or providing any actual damaged sustained by TFI, which damage is hereby conclusively acknowledged.

        8. If the Distributor fails to continuously and actively operate its distributorship throughout the Territory.

                                   ARTICLE XIII
                        RIGHTS AND OBLIGATIONS OF PARTIES
                          ON TERMINATION OR EXPIRATION

A. Upon termination or expiration of this Agreement for any reason whatsoever, Distributor will immediately discontinue use of all trade names, trade marks, signs, forms of advertising, printed material and all other indicia of operation as a TFI Distributor from it operations.

B.      TFI may retain all fees paid pursuant hereto.

C. Any and all obligations of TFI to Distributor under this Agreement shall immediately cease and terminate.

D. In no event shall termination or expiration of this Agreement for any reason whatsoever affect Distributor's obligation to take or abstain from taking action in accordance with this Agreement.

E. It is understood by Distributor that rights in and to the TFI Marks and any part thereof or addition thereto and the use thereof shall be and remain the property of TFI and Distributor shall further assign, transfer and convey to TFI all additional rights which may be acquired, if any, by


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Distributor's own expense in the Territory, if requested to assign the rights to the mark to TFI during the term and under the conditions set forth in this Agreement, TFI will compensate Distributor for all its costs of registration, protection, defense and maintenance of the TFI Marks in the Territory.

F. TFI shall have the option to purchase, at Distributor's cost less twenty-five (25) percent, all or any portion of inventory of any kind bearing the TFI Marks, including, but not limited to, french fry vending machines, equipment, vehicles, and any other items Distributor may have in stock at the time of such termination or expiration.

G. Distributor shall cause immediate discontinuance of all advertising or other public display or publication of the words "Tasty Fries" and, in the event that such action is not taken by Distributor and after a period of six (6) months has elapsed, Distributor hereby constitutes irrevocably TFI as Distributor's attorney to carry out such acts at Distributor's sole expense.

H. Distributor will immediately pay any and all amounts owing to TFI and its subsidiaries and affiliates.

I. Distributor shall not, in any capacity whatsoever, either directly or indirectly, individually or as a member of any business organization, engage in the preparation or sale of any TFI or other approved TFI Product, or have any employment or interest in a firm engaged in the preparation or sale of such products within the Territory or within thirty (30) miles of any other Distributor's exclusive or nonexclusive territory for a period of three (3) years following such termination. Distributor acknowledges and agrees that this restriction upon subsequent activities is necessary in view of the Confidential Information and expertise Distributor will acquire pursuant to the terms of the Agreement and will cause TFI irreparable and substantial damage in the event of breach of these provisions.

                                   ARTICLE XIV
                                    INSURANCE

A. Distributor agrees to place and keep in effect during the life of this Agreement with an insurance company approved by TFI, public liability in amounts no less than ONE MILLION DOLLARS ($1,000,000.00) U.S., in case of damage or injury to one person, no less than ONE MILLION DOLLARS ($1,000,000.00) U.S., in case if damaged or injury to more than one person, property damage insurance of ONE MILLION DOLLARS ($1,000,000.00) U.S. in case of damage or injury to one person (proof of insurance coverage shall be furnished to TFI prior to the delivery of the first machine).

B. It is specifically agreed that insurance coverage required to be kept in effect by the terms of this paragraph shall be subject to review by TFI in order to ensure adequate insurance protection throughout the term of this Agreement. TFI may, from time to time, and in its sole discretion, require Distributor upon thirty (30) days notice to obtain reasonable amounts of additional insurance beyond the aforementioned requirements of this paragraph.

                                   ARTICLE XV
                           INDEMNIFICATION OF COMPANY




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A.      Distributor agrees to protect, indemnify, and save TFI, its affiliates, subsidiaries, partners, stockholders, directors, officers and employees of its partners harmless from any and all loss, damages, liability, expenses, attorney's fees and costs incurred by any of them because of any action, matter, thing, or conduct relating to Distributor and Distributor's business or its agents, servants, employees, customers and guests in, on, or connected with the preparation, cooking and sale of Products.


B. TFI agrees to protect, indemnify and save Distributor its stockholders, directors, officers and employees harmless from any and all loss, damage, liability expenses, attorney's fees and costs incurred by any of them as a result of any defect in the design, construction or operation of any of the french fry vending machines supplied by TFI or as a result of any defect in and of the other Products supplied by TFI.

                                   ARTICLE XVI
                             APPEARANCE OF MACHINES

        Distributor shall see to it that all machines in the Distributor's Territory are in good repair, and shall refurbish, tidy, and maintain each TFI french fry vending machine as necessary or as required by TFI in order to ensure that at all times a first class, safe and reputable Product is provided to the public.

                                  ARTICLE XVII
                              RENEWAL OF AGREEMENT

        Unless terminated as herein otherwise provided, Distributor shall have the option, pursuant to such procedures as may be required by TFI at the expiration of the initial term of this Agreement, to renew the license granted hereunder at each ten (10) year expiration date as long as all contractual conditions are met hereof by executing TFI's then-current form of Distributorship Agreement provided that:

        I. Distributor gives TFI written notice of its election to renew no less than three (3) months nor more than nine (9) months prior to the expiration of the then current term and, Distributor executes a general release under seal, in a form prescribed by TFI, of any and all claims against TFI, its affiliates, stockholders, directors, officers and employees; and

        2. Distributor at the time of notice of election to renew and at the end of the then current term is not in default of any of the terms or conditions of this Agreement or any other Agreement between Distributor and TFI or its affiliates, and has substantially complied with the terms and conditions of all such agreements during the term of this Agreement; and

        3. All of the Distributor's accrued monetary obligations to TFI and its subsidiaries and affiliates have been satisfied prior to renewal, and timely met throughout the terms of this Agreement.

                Upon renewal of this Agreement, no additional distributorship fee will be due. However, it is specifically agreed that Distributor will, upon renewal, be charged by TFI a sum which shall be equal to TFI's estimated costs incurred in connection with such renewal plus an administrative fee equal to fifteen (15%) percent of such costs. Furthermore, Distributor the terms of the TFI's then acknowledges current form of Distributorship Agreement.

                                      XVIII
                             RELATIONSHIP OF PARTIES

A. TFI and Distributor are not and shall not be considered as joint venturers, partners, or agents of each other, or anything other than Manufacturer and Distributor and neither shall have the power to bind or obligate the other than as set forth in this Agreement.

B. The parties further agree that their relationship created by this Agreement is not a fiduciary relationship.

                                ARTICLE XIX
                        DISTRIBUTOR'S RESPONSIBILITY

A. Distributor acknowledges that his success in the distribution of products contemplated to be undertaken by Distributor pursuant to this Agreement is speculative and depends primarily upon the ability of Distributor as an independent business organization. Distributor acknowledges that neither TFI nor any other person has guaranteed or warranted that Distributor will succeed in the operation of this business venture.

B. Distributor further acknowledges that there have been no representations, promises, or guarantees or warranties of any kind made by TFI or its agents or representatives to induce Distributor to execute this Agreement, except as specifically set forth in this Agreement and further that Distributor has received all information which he has requested concerning the business operation of TFI which, in the opinion of Distributor, is necessary to decide whether to enter into this Agreement.

                                   ARTICLE XX
                                     NOTICES

A. All notices to TFI required by the terms of this Agreement shall be sent to TFI at its office at:

                  TASTY FRIES, INC.
                  650 Sentry Parkway, Suite One
                  Blue Bell, PA, U.S.A. 19422

(or such other address as TFI shall designate in writing) or by telefax, telecopy, or other electronic means of communication to such address.

B. All notices to Distributor required by the terms of this Agreement shall be sent to Distributor at its office at:

                  CANADIAN TASTY FRIES, INC.
                  #8 West Dry Creek Circle, Suite #110
                  Littleton, CO, U.S.A. 80120

(or such other address as Distributor shall designate in writing) or by telefax, telecopy, or other electronic means of communication to such address.

C. All notices to either party required by the terms of the Agreement shall be deemed to have been received;

        (i) in the case of hand delivery or telefax, telecopy or other electronic communication, upon actual receipt thereof (and not the date of receipt of confirming mail); and

        (ii) in the case of notice sent by registered mail, ten (10) business days after the date of mailing.

                                   ARTICLE XXI
                          INTERPRETATION AND EXECUTION
                                  OF AGREEMENT

A. This Agreement shall be construed and interpreted in accordance with the laws of the state of Florida.

B. This instrument contains the entire Agreement of the parties and no representation, inducements, promises, or agreement, oral or otherwise, not embodied herein, were made by TFI and none shall be of any force or effect.,

C. Nothing in this Agreement shall bar or restrict TFI's right to obtain injunctive relief under applicable law.

                                   ARTICLE XXII
                          SEVERABILITY AND CONSTRUCTION

A. Each section, part, term and provision of this Agreement, and any portion thereof shall be considered severable, and if for any reason, any portion of this Agreement is determined to be invalid to or in conflict with any applicable present or future law, rule, or regulation in a final unappealable ruling issued by any court, agency, or tribunal with valid jurisdiction in a proceeding to which TFI is a party, that ruling shall not impair the operation of, or have any other affect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the parties and continue to be given full force and agreement as of the date upon which the ruling becomes final).

                                  ARTICLE XXIII
                          WRITTEN APPROVALS AND WAIVERS

A. TFI shall not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, its rights to demand Distributor's exact compliance with every term, condition, and covenant herein, or to declare any breach thereof a default and to terminate this license prior to the expiration of its term), by virtue of any custom or practice of the parties at variance with the terms hereof, any failure by TFI to demand strict compliance with this Agreement, any forbearance, delay, failure or omission by TFI to exercise any right, power or option, whether of the same, similar or different nature, against Distributor or other, Distributorships, or the acceptance by TFI of any payments due from Distributor after any breach of this Agreement.

        AS WITNESS the hands and seals of the duly authorized representatives of the parties hereto as of the day and year first above written.

TASTY FREES, INC.


                                                /s/ illegible
--------------------------------         -----------------------------------
Authorized Signatory                             Witness






CANADIAN TASTY FRIES, INC.






  /s/ illegible
--------------------------------           -----------------------------------
Authorized Signatory                               Witness

                                               JOSEPH F. SCHAEFER
                                               BARRISTER & SOLICITOR
                                               602 - 595 Howe Street
                                               Vancouver, B.C. V6C 275

                                  SCHEDULE "B"

                        TO THE DISTRIBUTORSHIP AGREEMENT

                           BETWEEN: TASTY FRIES, INC.
                         AND: CANADIAN TASTY FRIES, INC.

                              FEE PAYMENT SCHEDULE
                                   ARTICLE IX

The purchase price for the grant of distributorship made in this Agreement is $4,000,000.00 U.S to be paid as follows:

A.      On the acceptance and signing of this Agreement by TFI $175,000.00;

B. (a) The balance of the purchase price shall be tied to the order and delivery of french fry vending machines (the "Machines") which Machines the Distributor shall be obliged to order in the quantity set out in Column II below for each year specified in Column I below following the Start Date and shall make the associated payment against the purchase price set out in Column III below which payment is based on and paid at a rate of $500.00 per Machine delivered:



COLUMN I               COLUMN II                             COLUMN III
-------                ---------                             ----------
                                                             MINIMUM
YEAR           MINIMUM NO OF MACHINES                        PAYMENT
----         ------------------------                        -------
 1                           400                             $ 200,000
2-9                          800                             $ 400,000
 10                          850                             $ 425,000


        (b) The Start Date shall be the first day of the month immediately following the first six month (180 day) period in which TFI delivers a minimum of ten (10) Machines suitable for distribution in Europe to Distributor.

        (c) In any year that Distributor does not order the minimum number of Machines set out in Column II above, Distributor shall make a cash payment to TFI on the last day of that year equal to the shortfall from the required payment set out in Column III above for that year.


        (d) If in any year Distributor orders the required minimum number of Machines but TFI is unable or fails to deliver the minimum number of Machines to Distributor, then Distributor for that year shall only be obliged to make a payment equal to $500.00 times the number of Machines delivered to it. The balance of the payment for that year shall be made on the basis of $500.00 per Machine when TFI finally delivers the remainder of the minimum of Machines to Distributor.

                                   SCHEDULE"A"

                        TO THE DISTRIBUTORSHIP AGREEMENT

                           BETWEEN: TASTY FRIES, INC.
                         AND: CANADIAN TASTY FRIES, INC.

                            DESCRIPTION OF TERRITORY
                                   ARTICLE 1.


For the purposes of this Distributorship Agreement (the "Agreement") the territorial boundaries to which this Agreement applied are the internationally recognized boundaries of the countries listed herein (referred to in this Agreement as the "Territory").


Denmark

Finland

France

Greece

Hungary

Italy

Norway

Portugal

Spain

Sweden

                        AMENDMENT TO DISTRIBUTION AGREEMENT
                           BETWEEN TASTY FRIES, INC. AND
                           CANADIAN TASTY FRIES, INC.
                               DATED APRIL 5, 1995

        WHEREAS, Tasty Fries, Inc. and Canadian Tasty Fries, Inc. desire to amend the Distributorship Agreement dated April 5, 1995 (the "Distributorship Agreement) to include additional European countries in the defined Territory;

        NOW, THEREFORE, the parties hereto for good and valuable consideration, receipt whereof is hereby acknowledged, do hereby agree to amend the Distributorship Agreement as follows:

        1. Schedule "A" to the Distributorship Agreement, attached thereto and made a part thereof, is amended as follows:

                                  SCHEDULE "A"
                        TO THE DISTRIBUTORSHIP AGREEMENT
                           BETWEEN: TASTY FRIES, INC.
                         AND: CANADIAN TASTY FRIES, INC.

                            DESCRIPTION OF TERRITORY
                                   ARTICLE 1.

        For the purposes of this Distributorship Agreement (the "Agreement") the territorial boundaries to which this Agreement applies are the internationally recognized boundaries of the countries listed herein (referred to in this Agreement as the "Territory").

        Bulgaria
        Czechoslovakia
        Denmark
        Finland
        France
        Greece
        Hungary
        Italy
        Norway
        Poland
        Portugal
        Romania
        Spain
        Sweden
        Turkey

        2. Schedule "B" to the distributorship Agreement, attached thereto and made a part thereof, is amended to include a new paragraph B.(a) to read as follows:

                (a) TFI agrees to use its best efforts to maintain a 12% mark-up on all machines it delivers for distribution in Europe to Distributor.

        IN WITNESS WHEREOF, the undersigned have executed this Amendment on the date written above.

                                TASTY FRIES, INC.



                                BY:________________________________________
                                   Edward C. Kelly, President



                               CANADIAN TASTY FRIES, INC.



                               BY:_________________________________________
                                  Ian Lambert, President

March 17, 1995



VIA FACSIMILE
(604) 681-7208
Ian D. Lambert, President
Canadian Tasty Fries, Inc.
Suite 602
595 Howe Street
Vancouver, B.C. V6C2T5


RE: DISTRIBUTION RIGHTS FOR SCANDINAVIAN COUNTRIES

Dear Ian:

This letter will act as formal notification that Tasty Fries, Inc. will sell the distribution rights for the Scandinavian Countries of Denmark, Finland, Norway, and Sweden to Canadian Tasty Fries, Inc. Time constraints did not allow the inclusion of this business in the recently signed distribution rights contract between our respective companies.

We will establish the sale price of these territories by using our existing Distributors / agreement dated March 16,1995 which calls for a total value of $4,000,000. Based on the population of these territories a pro rata formula will dictate sale price.

I will call you next week.

Thank you for your assistance and I look forward to working with you and your associates.

Best regards,
TASTY FRIES, INC

  /s/ Edward C. Kelly
-----------------------------
Edward C. Kelly, President